UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. ___)*


                     Global TeleSystems Group, Inc.
               ____________________________________________
                             (Name of Issuer)

                              Common Stock
               ____________________________________________
                      (Title of Class of Securities)

                                37936U104
               ____________________________________________
                              (CUSIP Number)


                             February 5, 1998
          _______________________________________________________
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

               /  / Rule 13d-1(b)

               /  / Rule 13d-1(c)

               /x/  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37936U104                13G          Page 2 of 5 Pages
___________________                ___          _________________


1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
         ALAN B. SLIFKA
--------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)  / /
                                                              (b)  /x/
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3   SEC USE ONLY

--------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------
                 5  SOLE VOTING POWER
 NUMBER OF
  SHARES                3,308,820
                 ---------------------------------------------------------
BENEFICIALLY     6  SHARED VOTING POWER

 OWNED BY               569,478
                 ---------------------------------------------------------
   EACH          7  SOLE DISPOSITIVE POWER
 REPORTING
                        3,182,634
                 ---------------------------------------------------------
  PERSON         8  SHARED DISPOSITIVE POWER
   WITH
                        569,478
--------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,878,298
--------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
    INSTRUCTIONS)                                                  /  /

--------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.4%
--------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
--------------------------------------------------------------------------

                                                Page 3 of 5 Pages


Item 1.
          (a)  NAME OF ISSUER:
                    Global TeleSystems Group, Inc.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                    1751 Pinnacle Drive, North Tower, 12th Floor
                    McLean, VA  22101

Item 2.
          (a)  NAME OF PERSON FILING:
                    Alan B. Slifka

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                    477 Madison Avenue, New York, New York  10022

          (c)  CITIZENSHIP:
                    The Filing Person's citizenship or place of organization is set forth on the cover page and incorporated herein by reference.

          (d)  TITLE OF CLASS OF SECURITIES:
                    Common Stock

          (e)  CUSIP NUMBER:
                    37936U104

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

Item 4.   OWNERSHIP:

      Provide the following infomration regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

          (a)  AMOUNT BENEFICIALLY OWNED:
                    The Filing Person beneficially owns the
                    number of shares reflected on the cover page which is incorporated herein by reference. The Filing Person disclaims beneficial ownership over 569,478 shares.

          (b)  PERCENT OF CLASS:
                    The Filing Person's beneficial ownership on a percentage basis is reflected on the cover page and is incorporated by reference herein.

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                    The shares for which the Filing Person has voting and dispositive powers is set forth on the cover page and is incorporated herein by reference.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                                      Page 4 of 5 Pages




      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class or securities, check the following / /.

          Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

Item 10.  CERTIFICATION:


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                      Page 5 of 5 Pages






                            SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              ALAN B. SLIFKA

                              By:  /s/ James H. Schropp

                              _____________________________________________
                              Name:  James H. Schropp
                              Title: Attorney-in-Fact, duly authorized under Power of Attorney dated February 9, 1999

Dated:  February 16, 1999